Exhibit (c)(3)

CONFIDENTIAL

Banc of America Securities provides investment banking and securities products domestically and, on a limited basis, offshore. Other products and services, including products and services that may be referenced in the accompanying materials, may be provided through affiliates of Banc of

America Securities. Copyright 2002 Banc of America Securities LLC. Banc

of America Securities LLC, member NYSE/NASD/SIPC, is a subsidiary of

Bank of America Corporation.

Materials Prepared for the Evaluation Committee of the Board of Directors

December 22, 2002

These materials are intended for the benefit and use of the Evaluation Committee of Board of Directors of CoorsTek, Inc. (“CoorsTek”) in its consideration of the proposed transaction discussed herein and may not be reproduced, disseminated, quoted or referred to, in whole or in part, or used for any other purpose, without the prior written consent of Banc of America Securities LLC (“BAS”). These materials are based solely on information contained in publicly available documents and certain other information provided by the management of CoorsTek. BAS has had discussions with certain senior officers of CoorsTek, but does not assume responsibility for the accuracy, completeness or reasonableness of information provided to BAS in such discussions or otherwise and has not attempted independently to investigate or verify such publicly available information, projections, or other information provided to BAS and included herein or otherwise used. The projections included herein are based on CoorsTek management projections and Wall Street research. BAS, with your consent, has relied, without independent investigation, upon the accuracy, completeness and reasonableness of such information with respect to such projections and other information provided to BAS. Projections involve elements of subjective judgment and analysis, and there can be no assurance that such projections will be attained. BAS expresses no opinion as to such projections or the assumptions underlying them. These materials are being furnished and should be considered only in connection with the advice being provided by BAS in connection herewith. The preparation of these materials was completed on December 20, 2002.

Table of Contents

I.	Transaction Overview
II.	Market and Industry Overview
III.	CoorsTek — Market Performance
IV.	Valuation Considerations
	A.	Financial Performance — Historical and Projected
	B.	Valuation Summary
	C.	Valuation Detail

I. Transaction Overview

Transaction Overview

Summary

Term	Comments
Buyer	Keystone Holdings LLC (controls approximately 29% of CoorsTek stock)
Purchase Price	Public stockholders of CoorsTek to receive $26.00 in cash for each CoorsTek share
Transaction Structure	Reverse subsidiary merger of an acquisition subsidiary of Keystone Holdings, LLC into CoorsTek, Inc.
Possible Timetable

Evaluation Committee of CoorsTek Board and Keystone approve agreement: expected December 22, 2002
Execute agreement and announce transaction: expected December 23, 2002
File Proxy Statement: expected early 2003
Closing: expected Q1 2003

Representations and Warranties	Standard representations and warranties
Standstill Agreement	Keystone and affiliates subject to broad standstill
Acquisition Proposals	CoorsTek can initiate, solicit, encourage, or facilitate proposals from third parties
Conditions to Closing

Approval by holders of not less than 66-2/3% of the outstanding CoorsTek common stock not owned by Keystone or its affiliates
No Company Material Adverse Effect between signing and closing
Elimination of Stockholders Rights Plan

Financing	Financing commitment received from Wells Fargo
Termination	Standard termination provisions; breakup fee $9.0 million

Transaction Overview

Implied Multiples of Proposed Transaction

($ in millions)

					CoorsTek
			CoorsTek		Keystone
			Adjusted (a)		Offer
Stock Price			$16.23		$26.00

Diluted Shares Outstanding (b)			11.737		11.806

Total Equity Value			$190.5		$307.0
Plus: Total Debt (c)			104.3		104.3
Less: Cash & Equivalents (c)			53.7		53.7
Total Enterprise Value			$241.1		$357.6

Total Enterprise Value as a Multiple of:
		Statistic (d)
Revenue	LTM	$334.4	0.72	x	1.07	x
	CY02	347.0	0.69	x	1.03	x
	CY03	366.0	0.66	x	0.98	x
CY03 Street Consensus		391.4	0.62	x	0.91	x

EBITDA	LTM	$(6.6)	NM		NM
	CY02	14.1	17.2	x	25.4	x
	CY03	30.4	7.9	x	11.8	x
CY03 Street Consensus		38.2	6.3	x	9.4	x

Stock Price as a Multiple of:
Cash EPS	LTM	$(2.31)	NM		NM
	CY02	(0.95)	NM		NM
	CY03	(0.18)	NM		NM
CY03 Street Consensus		0.21	76.2	x	122.1	x

Book Value Mutiple		$178.1	1.07	x	1.72	x

(a)          Based on change in SOX from 11/11/02 to 12/20/02 of 5.2%.

(b)         Based on 11.7 million shares and 1.4 million options outstanding with weighted average exercise prices ranging from $19.75 to $48.11.

(c)          Based on CoorsTek’s Form 10- Q dated 9/30/02.

(d)         Historical data based on CoorsTek’s Form 10-Q dated 9/30/02 and Form 10-K dated 12/31/01. Estimates based on management projections.

Transaction Overview

Implied Premiums of Proposed Transaction

($ in millions, except per share data)

Proposed Keystone Offer	$26.00

Premium / (Discount) to Stock Prices — As of 11/11/02
Price on 11/11/02 — Pre Initial Offer ($15.42)	68.6%
Last 1 Month Average ($15.42)	68.6%
Last 3 Months Average ($17.74)	46.6%
Last 6 Months Average ($23.55)	10.4%
Last Year Average ($28.25)	(8.0% )
Average Since Spin-Off ($31.02)	(16.2% )
Premium Discount to 52 Week High ($42.09)	(38.2% )
Premium Discount to 52 Week Low ($12.69)	104.9%
12/20/02 Adjusted Stock Price ($16.23) (a)	60.2%
1 Month Average Adjusted Stock Price as of 12/20/02 ($18.33)	41.8%

(a) Based on change in SOX from 11/11/02 to 12/20/02 of 5.2%.

Transaction Overview

Potential Risks Surrounding Transaction

•   Shareholder litigation following signing and announcement of transaction

•     Potential adverse market impact if the transaction is not completed

•       Change in shareholder base since announcement of initial offer

•       Investor confidence in management

•       Unwillingness of trusts to provide additional funding

Transaction Overview

BAS Mandate

BAS has been retained to advise the Evaluation Committee of the Board of Directors of CoorsTek with respect to the proposal received from Keystone, for the purchase of all the outstanding shares of CoorsTek common stock (excluding the shares controlled, directly or indirectly, by Keystone)

In connection with its evaluation, BAS has, among other things:

•     Reviewed certain publicly available financial statements and other business and financial information of CoorsTek

•     Reviewed certain internal financial statements and other financial and operating data concerning CoorsTek

•     Analyzed certain financial forecasts relating to the Company prepared by management of CoorsTek

•     Discussed the past and current operations, financial condition and prospects of CoorsTek with senior executives of CoorsTek

•     Reviewed the reported prices and trading activity for CoorsTek common stock

•     Compared the financial performance of CoorsTek and the prices and trading activity of CoorsTek common stock with that of certain other publicly traded companies BAS deemed relevant

•     Compared certain financial terms of the merger to financial terms, to the extent publicly available, of certain other business combination transactions BAS deemed relevant

•     Participated in discussions and negotiations among representatives of CoorsTek and Keystone and their financial and legal advisors

Transaction Overview

BAS Mandate

•     Reviewed the December 21, 2002 draft of the merger agreement and certain related documents

•     Performed such other analyses and considered such other factors as deemed appropriate

•     Assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed

•     With respect to the financial forecasts, assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the future financial performance of CoorsTek

•     Not made any independent valuation or appraisal of the assets or liabilities of CoorsTek, nor was BAS furnished with any such appraisals

•     Assumed that the final executed agreement will be identical in all material respects to the latest draft of the agreement reviewed, and that the merger will be consummated as provided in such draft agreement, with full satisfaction of all covenants and conditions and without any waivers thereof

II. Market and Industry Overview

Semiconductor End Market Overview

The semiconductor industry is looking for an end to the protracted downturn

•     A significant decline in end market demand has created a scenario where demand is lower following an inventory correction, the first time in the 40 year history of the industry

•     End markets remain weak for device manufacturers and expectations call for a slow, protracted recovery

•     The Semiconductor Industry Association recently lowered the expected growth rate for 2003 to 19.8% from 23%

•     BAS and IDC both predict that the growth rate for 2003 will be approximately 9%

•     Consumer and corporate demand will ultimately be the drivers for both the end markets and the semiconductor industry

Longer Term Issues:

•     While analysts are expecting a cyclical recovery over the next two years, they have begun to question if the sector is transitioning to a cyclical industry rather than a cyclical growth industry

•     “We believe that compound annual growth rates in the range of 8-10% will be the norm going forward over the longer term.”
Jerry Sanders, Chairman of AMD, 11/6/02

Source: BAS research.

Semiconductor End Market Overview

Decelerating growth rates

•     Over the last 26 years, the semiconductor device industry has exhibited a compound annual growth rate (CAGR) of 15%

•     The 1995-2000 peak-to-peak comparison demonstrates evidence of slowing growth with a 5-year CAGR of 7%

•     As long-term growth rates slow, the semiconductor industry will likely experience P/E multiple compression

Peak - Peak	Revenue CAGR
1959 - 2000 (41 Years)	17%
1974 - 2000 (26 Years)	15%
1984 - 2000 (16 Years)	14%
1995 - 2000 (5 Years)	7%
1996 - 2001(a) (5 Years)	1%
2000 - 2005 (5 Years)	1%

($ in billions)

GROWTH RATES OF MAJOR SEMI PRODUCT GROUPS

Major Product Groups	1995	2000	2005E	5 Year CAGR 1995 - 2000	5 Year CAGR 2000 - 2005E	10 Year CAGR 1995 - 2005E
Discrete and Optoelectronics	$18.3	$27.4	$29.1	8.4%	1.2%	4.7%
Analog	16.6	30.5	38.5	12.9%	4.8%	8.8%
MPU	14.3	31.8	33.9	17.3%	1.3%	9.0%
MCU	10.7	12.2	13.9	2.7%	2.6%	2.7%
DSP	NA	6.1	9.1	NA	NA	NA
Standard Cell/Gate Array	8.5	12.1	11.0	7.3%	(1.9)%	2.6%
FPLD	1.6	5.5	4.6	28.0%	(3.5)%	11.1%
DRAM	40.8	28.9	21.9	(6.7)%	(5.4)%	(6.0)%
SRAM	6.1	6.5	4.7	1.3%	(6.3)%	(2.6)%
Flash EEPROM	1.9	10.6	12.2	41.0%	2.9%	20.4%
Total Semiconductor	$118.8	$171.6	$178.9	12.5%	(0.5)%	5.6%

Source: BAS estimates and SIA information.

(a) Trough - Trough.

Semiconductor Capital Spending

Capital spending will remain under pressure until the semiconductor sector rebounds

•     The explosive growth of profitability in the chip business during the 1990s enabled accelerated investment in next generation manufacturing technology, peaking in 2000

•     Recent capital spending cuts by semiconductor companies may be indicative of an expected decrease in their growth rates going forward

RATIO OF CAPITAL SPENDING TO SEMICONDUCTOR REVENUES

($ in billions)

•     Several research analysts have pointed to overly aggressive capital spending levels as a cause for a “depreciation overhang” for semiconductor companies that has eroded their gross margins

•     If semiconductor companies choose to “rightsize” this overhang, semiconductor capital equipment companies may face a pushout in the spending recovery

SEMICONDUCTOR DEPRECIATION AS A PERCENTAGE OF REVENUES (a)

(a)  Companies included: ADI, AMD, ATML, CY, IDTI, Hynix, IFX, INTC, LSI, MCHP, MU, NSM, PHG, Samsung, STM, TSM, TXN, UMC.

Source: BAS estimates, Wall Street research.

Semiconductor Capital Equipment Overview

Duration and severity of current downturn still unclear

•     Though it is clear that spending in the semiconductor capital equipment sector is cyclically down, the duration and severity of the downturn is still unclear

•     Manufacturing overcapacity combined with a lack of demand have caused an extended downturn

•     Capital equipment spending cycles have become more volatile in recent years

•     There are still no clear signs as to when the semiconductor capital equipment space will begin to recover from this most recent cyclical downturn

SEMI CAPITAL EQUIPMENT SPENDING PERCENTAGE CHANGE

($ in billions)

SEMI-CAP EQUIPMENT SPENDING GROWTH - ROLLING 5 YEAR CAGR

Source: BAS estimates, SIA.

Contract Manufacturing Overview

Semiconductor equipment outsourcing may mimic EMS growth trends

•     The EMS industry has evolved from a small group of niche suppliers into a market with over $120 billion in revenues

•     The semiconductor capital equipment market is in a position similar to that of electronics manufacturers in the early 1990s, where capital-intensive operations are being targeted for outsourcing

•     These trends are favorable for CoorsTek as a number of the largest players in the semiconductor capital equipment sector have moved towards outsourcing more of their component manufacturing and assembly processes

•     Constrained capital markets and cost-cutting initiatives at capital equipment companies may accelerate these outsourcing initiatives and drive growth rates similar to those of the EMS sector in the early to mid 1990s

•     Despite slowing end market growth, EMS companies have increased their share of OEM COGS, a trend that could provide growth for CoorsTek in the semiconductor equipment sector

($ in billions)

CONTRACT MANUFACTURING INDUSTRY REVENUES

($ in billions)

CONTRACT MANUFACTURERS SHARE OF WORLDWIDE ELECTRONICS MARKET

Source: BAS estimates, Technology Forecasters.

Analyst Commentary of Semi-Cap Equipment Industry

•      “End market strength is still the key to sustaining the recovery in capital equipment spending. The recovery in overall utilization rates has slowed, especially in the foundry industry. We are concerned that follow on investments from Taiwan will not materialize in the second half of 2002. Taiwan has accounted for 35% of the industry business in the first half of the year.”

— Mark Fitzgerald, Banc of America Securities

•      “Reiterate our view that 2003 will be a recovery year but do not recommend trading around the backward looking book- to-bill data. We reiterate our belief that industry fundamentals have bottomed and that 2003 will be a recovery year for the industry and the stocks. We believe that the November book-to-bill ratio should begin to reflect a stabilization in industry fundamentals, but as always, we do not recommend that investors trade around the release.”

— James Covello, Goldman Sachs

•      “While we continue to believe fundamentals will bottom in 4Q02, the ultimate trajectory of the cyclical recovery remains unclear. We can only look to our 2003 worldwide semiconductor capital spending database for a hint of what lies ahead. Our current bottom-up survey stands at approximately 2% growth year-over-year which suggests that while a recovery is coming, the vector is likely to be fairly muted. Furthermore, in taking a closer look at the shape of the next upturn, we do not believe the peak of the next cycle can exceed the cyclical peak levels achieved in 2000 based on a combination of slower growth, technology saturation and a lack of killer applications.”

— Steven Pelayo, Morgan Stanley

•      “We checked with a number of chipmakers to determine the typical usable lifetime for equipment. From this we get an estimate of what the usable capital base looks like… while it is back down to 1998 levels, it is still a full 10% higher than any time in the early 1990s - the time where it could be argued that demand trends most closely resembled today’s...We believe that it is too early to make a bullish call...”

— Timothy Arcuri, Deutsche Bank Securities

CoorsTek’s Competitive Position

Scale and increased market share position CoorsTek well for the next ramp

Advanced Materials

•      Largest U. S. supplier to the technical ceramics market

•      Diverse applications for ceramics and plastics provides entrée into new business opportunities for other business segments

•      Strong cash flow characteristics and diverse customer base act as a damper to the volatile cyclicality of the semiconductor businesses, but overall market growth tends to track GDP

Semiconductor Components & Assembly

•      The outsourcing trend by semiconductor equipment companies represents a growth opportunity

•      The current market environment should accelerate the trend

•      Companies have reduced their manufacturing capabilities and will increasingly be using outsourced manufacturing for the next business ramp

•      Provides OEM’s with a lean manufacturing model and faster time to market

•      CoorsTek’s vertically integrated manufacturing approach encompasses all phases of product development and manufacturing

•      Provide customers reduced time to market and additional manufacturing efficiencies

•      Strong worldwide manufacturing network to support diverse customer base

•      CoorsTek possesses key qualities that OEM’s look for in a manufacturing partner

•      Critical mass, breadth of materials and breadth of services

•      Emerging as the partner of choice for leading suppliers; proven traction with key customers

•      Fragmented market which is expected to consolidate and become more competitive

III. CoorsTek—Market Performance

CoorsTek Stock Price Performance

Since spin-off from ACX Technologies (as of 11/11/02)

Source: FactSet Research Systems, Inc. as of November 11, 2002.

CoorsTek Stock Price Performance

Since Date of Initial Offer (November 11, 2002)

PRICE VOLUME GRAPH SINCE INITIAL OFFER (11/11/02)

INDEXED PERFORMANCE SINCE INITIAL OFFER (11/11/02)

VARIOUS OFFER PRICES SINCE 11/11/02

Source: FactSet Research Systems, Inc. as of December 20, 2002.

Relative Stock Performance

CoorsTek stock has performed in line with the SOX and its peers

Source: Factset Research Systems, Inc. as of November 11, 2002.

(a) Advanced Material Peers include CRDN, Kyocera, MG Technologies, Morgan Crucible, Saint Gobain.

(b) Semi-Cap Equipment Peers include AEIS, ASYT, BRKS, ENTG, HELX, MKSI, MYK.

(c) EMS Peers include BHE, CLS, FLEX, JBL, MERX, MSV, PMTR, SANM, SLR, TTMI.

Analysis of CoorsTek Shares Traded

Between 11/1/01 and 11/11/02

Volume Traded at Various Prices

Cumulative Volume Traded

Source: Factset Research Systems, Inc. as of November 11, 2002.

The Histogram report is based on the average high and low prices for current day, not the closing price.

CoorsTek Ownership Analysis

Institutional Ownership	Shares	% Own.
Delaware Investment Advisers	1,084,424	9.2%
David J. Greene & Company, L.L.C.	911,103	7.8%
State Street Research & Management Co.	669,600	5.7%
Kern Capital Management LLC	586,800	5.0%
Dimensional Fund Advisors Inc.	423,421	3.6%
Royce & Associates, L.L.C.	415,750	3.5%
WEDGE Capital Management, L.L.P.	347,900	3.0%
Suffolk Capital Management, Inc.	327,604	2.8%
TCW Asset Management Company	292,310	2.5%
Mazama Capital Management, L.L.C.	253,850	2.2%
Wall Street Associates	239,000	2.0%
Frank Russell Investment Management Co.	237,249	2.0%
Barclays Global Investors	199,333	1.7%
Peregrine Capital Management, Inc.	186,100	1.6%
Arnhold & S. Bleichroeder Advisers, Inc.	156,500	1.3%
Frontier Capital Management Company, LLC	141,000	1.2%
U.S. Bancorp Asset Management, Inc. (MN)	120,647	1.0%
State Street Global Advisors	111,505	1.0%
Van Wagoner Capital Management, Inc.	100,500	0.9%
Needham Investment Management, L.L.C.	100,000	0.9%
Wellington Management Company, LLP	100,000	0.9%
Vanguard Group, Inc.	92,011	0.8%
Goldman Sachs Asset Management	75,610	0.6%
Rice, Hall, James & Associates	53,550	0.5%
Numeric Investors L.P.	52,900	0.5%

Total of Top 25 Institutions	7,278,667.0	62.0%
Total of All Institutions	8,113,288.0	69.1%

Significant Holders /Insiders (a)	Shares	% Own.
Joseph Coors, Jr.	919,184	7.8%
Adolph Coors, Jr. Trust	700,000	6.0%
Grover Coors Trust	681,753	5.8%
John Coors	597,879	5.1%
Derek Johnson	63,561	0.5%
Joseph Warren, Jr.	37,941	0.3%
John Glancy	9,663	0.1%
Robert Smialek	9,663	0.1%
John Markle, III	6,663	0.1%
Kimberly Patmore	6,663	0.1%
W.J. Kitchen	6,362	0.1%
Donald Miller	6,269	0.1%

Total Significant Holders /Insiders	3,045,601	25.9%

Other Owners (b)	577,871	4.9%

Total Fully Diluted Shares Outstanding (b)/(c)/(d)	11,736,760	100.0%

(a)          Insiders from most recent proxy, prospectus, and news.

(b)         Includes domestic mutual funds and retail float.

(c)          As per Proxy dated March 25, 2002.

(d)         Calculated based on the treasury stock method.

Ownership by Major Classification

SOURCE: GEO, as of December 20, 2002.

Analyst Commentary Prior to Proposal

($ in millions except per share values)

					Revenue		EPS
Last Update	Price @ Date of Report	Firm	Rating	Target Price	CY 02P	CY 03P	CY 02P	CY 03P
10/30/02	$14.40	CIBC World Markets	Sector Performer	$30.00	$351.5	$364.4	$(0.69)	$(0.11)
10/30/02	14.40	Friedman, Billings, Ramsey	Market Perform	NA	353.9	381.0	(0.73)	(0.30)
10/30/02	14.40	Investec	Buy	NA	352.0	420.0	(0.72)	0.55
10/30/02	14.40	Needham	Hold	NA	350.3	355.0	(0.76)	(0.46)
10/30/02	14.40	Wells Fargo	Sell	NA	351.5	460.0	(0.75)	0.91
10/29/02	14.46	Banc of America Securities	Buy	25.00	352.0	359.0	(0.81)	(0.15)
10/29/02	14.46	Bear Stearns	Peer Perform	NA	351.5	400.6	(0.74)	1.05
			First Call Consensus		$351.8	$391.4	$(0.74)	$0.21

Report Date	Firm	Recent Research Commentary
10/30/02	CIBC World Markets Ali Irani

“CoorsTek’s sequential revenue growth of 10% and return to profitability, clearly outperformed its peer component vendors during 3Q, demonstrating the superior growth and leverage in its semiconductor sub-assembly and component business, and further strength from its advanced materials business—in which its contract with InVision Systems (airport bomb detection equipment) has provided a nice buffer to overhead absorption.  Generally speaking we believe that while CoorsTek’s outsourcer business model is lower margin franchise than most others in our universe, it also benefits from superior long-term growth fundamentals which together with diversification of end-markets (advanced materials sales) have allowed the company to exhibit less top-line volatility and outperform broader semiconductor cap-ex.”

10/30/02	Needham Robert Stern

“We are maintaining our Hold rating on CoorsTek.The company expects the semiconductor business to trend down in the  fourth quarter by 20% to 25%. This is in the range that we have seen for major subsystems suppliers. While CoorsTek is not primarily a subsystems supplier it has, in our view, a similar exposure in terms of customers and revenue mechanism.  While we believe that CoorsTek may not have some of the inventory issues as the subsystems suppliers its should have some of the same SAB 101 related revenue effects. CoorsTek is seeing that the semiconductor components business is holding up a bit better than the semiconductor assembly business because of spares pull through at the end user level.”

10/29/02	Banc of America Securities Mark Fitzgerald

“We maintain our Buy recommendation. We have a 12-month target price of $25 assuming roughly 2x tangible book value, now  $13.47.  We remain optimistic about the potential of the assembly business. It is clearly getting more competitive. Solectron won the Asyst Technology outsourcing contract this quarter. But, CoorsTek is chasing 39 programs, an increase from the 36 in the last quarter. Our strategy is to only model these as the company wins the contracts.”

10/29/02	Bear Stearns Robert Maire

“We believe that the company is well positioned to leverage the upcycle as the industry returns to growth. CoorsTek also plays into the telecommunications, electronics, automotive, medical and other markets which help diminish the industry’s typical cyclical patterns. The semiconductor equipment industry also provides a large potential for growth as the industry recovers from the downturn and we think that the trend towards outsourcing will be stronger than that of the overall equipment recovery. The fast lead-times necessary during an upturn will likely work to CoorsTek’s advantage as the company has the infrastructure in place to potentially double its run rates.”

As of November 11, 2002.

NTM Revenue and EBITDA Multiples from Selected Research

STOCK PRICE

NTM REVENUE MULTIPLE (a)

NTM EBITDA MULTIPLE (a)

AVERAGE MULTIPLES (a)

	Aggregate Value / Revenue		Aggregate Value / EBITDA
3 Months	0.60	x	7.6	x
6 Months	0.77		9.2
9 Months	0.93		11.0
12 Months	1.03		12.1
18 Months	1.07		13.3

(a)          NTM Revenue and EBITDA based on average of estimates from BAS, CIBC and Robertson Stephens (through July 2002).

Multiples Analysis

NTM REVENUE MULTIPLE

PRICE TO BOOK MULTIPLE

LTM REVENUE MULTIPLE

LTM EBITDA MULTIPLE

(a)  CoorsTek average multiples excludes data after 11/11/02—date of proposal.

Trading Statistics

($ in millions)

							CoorsTek
Stock Price			CoorsTek 11/11/02		CoorsTek Adjusted (a)		Keystone Offer
			$15.42		$16.23		$26.00
Premium /(Discount) to:
Stock Price (11/11/02) ($15.42)			0.0%		5.2%		68.6%
Adjusted Stock Price ($16.23)			(5.0)%		0.0%		60.2%
52-Week High ($42.09)			(63.4)%		(61.4)%		(38.2)
52-Week Low ($12.69)			21.5%		27.9%		104.9%
1 Month Average ($15.42)			(0.0)%		5.2%		68.6%
3 Months Average ($17.74)			(13.1)%		(8.5)%		46.6%
6 Months Average ($23.55)			(34.5)%		(31.1)%		10.4%

Diluted Shares Outstanding (b)			11.737		11.737		11.806

Total Equity Value			$181.0		$190.5		$307.0
Plus:	Total Debt (c)		104.3		104.3		104.3
Less:	Cash & Equivalents (c)		53.7		53.7		53.7
Total Enterprise Value			$231.6		$241.1		$357.6

									CoorsTek Multiple Over Last Twelve Months
Total Enterprise Value as a Multiple of:									Low		High
		Statistic (d)
Revenue	LTM	$334.4	0.69	x	0.72	x	1.07	x	0.60	x	1.65	x
	CY02	347.0	0.67	x	0.69	x	1.03	x	0.60	x	1.65	x
	CY03	366.0	0.63	x	0.66	x	0.98	x	0.42	x	1.42	x
CY03 Street Consensus		391.4	0.59	x	0.62	x	0.91	x	0.42	x	1.42	x

EBITDA	LTM	$(6.6)	NM		NM		NM		8.9	x	NM
	CY02	14.1	16.5	x	17.2	x	25.4	x	8.9	x	NM
	CY03	30.4	7.6	x	7.9	x	11.8	x	5.5	x	NM
CY03 Street Consensus		38.2	6.1	x	6.3	x	9.4	x	5.5	x	NM

Stock Price as a Multiple of:
Cash EPS	LTM	$(2.31)	NM		NM		NM
	CY02	(0.95)	NM		NM		NM
	CY03	(0.18)	NM		NM		NM
CY03 Street Consensus		0.21	72.4	x	76.2	x	122.1	x

Book Value Multiple		$178.1	1.02	x	1.07	x	1.72	x	0.84	x	2.81	x

(a)          Based on change in SOX from 11/11/02 to 12/20/02 of 5.2%.

(b)         Based on 11.7 million shares and 1.4 million options outstanding with weighted average exercise prices ranging from $19.75 to $48.11.

(c)          Based on CoorsTek’s Form 10-Q dated 9/30/02.

(d)         Historical data based on CoorsTek’s Form 10-Q dated 9/30/02 and Form 10-K dated 12/31/01. Estimates based on management projections.

Analyst Commentary Following Proposal

Date	Firm / Analyst	Recent Research Commentary
11/25/02	CIBC World Markets Ali Irani

“We applaud the board of directors for taking all shareholders into consideration, and believe the rejection of the buyout offer reflected both honor and restraint in light of current market conditions, and confirms the value of CRTK shares at 1.5x book value and 1.4x CY03 sales.  We are maintaining our price target at $30, 2x book value of $15.17 per share, but believe there is room for appreciation beyond this level based on both fundamentals with profitability in the second half of 2003 and multiple expansion into inflection.  We recommend accumulation at current levels.”

11/13/02	Investec Timothy Summers

“We estimate fair value for CRTK under our current industry scenario, which assumes a traditional industry recovery beginning in  2003, to be in about the $25–$30 range by 4Q03.  This assumes the stock is fairly valued in the price/sales multiple range of 0.70x to 1.00x and a price to book value range of 2.0x.  Based on this analysis the current bid appears a bit low.  We think it unlikely that the potential acquirers put their best deal on the table immediately and may wait to see what decision the board of directors makes to shareholders before possibly revising the term.  We have heard that select EMS companies would like to buy their way into the semiconductor equipment assembly market and this announcement could spur a bid for CRTK by one of them. ”

11/13/02	Wells Fargo Securities Susan Crossley

“We recommend that holders tender CoorsTek shares at a price equal to or higher than the proposed $21 per share because this represents a capitalization exceeding what the public equity market should, in our opinion, assign the company.  We view the buyout offer as credible, and so we are raising our rating from Sell to Hold, as we do not recommend selling the shares short.  We believe that CoorsTek is the type of industrial company that is better suited to being privately owned.  The cyclicality of its business, particularly in the semiconductor equipment and telecommunications areas, prevent the steady predictable earnings growth that the public equity market rewards.  What is attractive about the business are its cash flow levels.  We speculate that the Coors family perhaps did not intend for CoorsTek to remain publicly owned long-term.  Its public spinout nearly three years ago and subsequent secondary offerings capitalized on the comparatively high valuations then assigned to technology-related companies.  Its return to private ownership would lock in a profit. ”

11/12/02	Bear Stearns Robert Maire

“In our view, $21 is a low valuation based on typical trough valuations in a highly cyclical industry.  The 52 week range is $12.40 to $43.89.  CoorsTek has the potential to get back to $3.00 in earnings at some time in the future.  The list of other potential rival buyers of the company is relatively short and complicated by the fact of the conglomerate nature of CoorsTek’s business… CoorsTek also did a follow on offering of stock back in May at $33 per share so investors may question a management led buyout at roughly two thirds of that price six months later.”

11/12/02	Friedman Billings Ramsey Chris Versace

“We believe the Coors family is attempting to take advantage of the neutral attitude issued by the Street and to buy the company back on the cheap in the hopes of benefitting from the high degree of operating leverage when the semi-cap market eventually rebounds.  The $21 offer, which offers 36% upside from recent share price, still equates to 1.6x CRTK’s tangible book per share, roughly a 20% discount to the blended peer group... The inherent discount in the offer bakes in the lack of liquidity and net debt on the balance sheet; however, with the company effectively being put into play, the possibility exists for other bids and we think there is room for the current bid to move slightly higher.  Given the company’s business mix, we believe the possibility for competing bids is low... We think a better offer for the company is $23–$24.”

IV.  Valuation Considerations

A. Financial Performance—Historical and Projected

CoorsTek Financial Summary—Annual

	Fiscal Year Ending December 31,				CAGR			FY 2004E
	1999	2000	2001	LTM	1999-2001	FY 2002E	FY 2003E	A	B
Semiconductor Revenue (a)	NA	$188.3	$128.9	NA		$103.5	$109.2	$105.8	$134.7
% Growth	NA	NA	(31.5))	NA		(19.7)%	5.5%	(3.1)%	23.3%
Ceramics Revenue (a)	NA	351.3	271.5	NA		243.5	256.8	272.3	292.2
% Growth	NA	NA	(22.7)%	NA		(10.3)%	5.5%	6.0%	13.8%
Total Revenue	365.1	539.7	400.4	334.4	4.7%	347.0	366.0	378.1	426.9
% Growth	23.1%	47.8%	(25.8)%			(13.3)%	5.5%	3.3%	16.6%
Semiconductor Gross Profit	NA	40.2	(3.6)	NA		8.6	2.3	(1.9)	12.0
% of Revenue	NA	21.4%	NM	NA		8.3%	2.1%	NM	8.9%
Ceramics Gross Profit	NA	84.2	48.5	NA		38.6	58.1	63.8	68.6
% of Revenue	NA	24.0%	17.8%	NA		15.8%	22.6%	23.4%	23.5%
Total Gross Profit	$90.7	$124.4	$44.9	$24.7	(29.6)%	$47.2	$60.4	$61.8	$80.7
% of Revenue	24.8%	23.1%	11.2%	7.4%		13.6%	16.5%	16.3%	18.9%

R&D	—	—	4.9	9.7	NA	10.1	9.2	9.2	12.5
% of Revenue	NA	NA	1.2%	2.9%		2.9%	2.5%	2.4%	2.9%
SG&A	53.2	66.4	59.7	45.2	5.9%	45.9	46.8	46.0	49.0
% of Revenue	14.6%	12.3%	14.9%	13.5%		13.2%	12.8%	12.2%	11.5%
Total Operating Expenses	$53.2	$66.4	$64.6	$54.9	10.2%	$56.0	$56.0	$55.2	$61.5
% of Revenue	14.6%	12.3%	16.1%	16.4%		16.1%	15.3%	14.6%	14.4%
Operating Income	$37.5	58.0	(19.7)	$(30.2)	NA	(8.8)	4.4	$6.6	$19.2
% of Revenue	10.3%	10.7%	NM	NM		NM	1.2%	1.7%	4.5%
Net Income (a)	$20.1	$27.2	$(18.7)	$(24.7)	NA	$(10.8)	$(2.1)	$(0.7)	$7.3
% of Revenue	5.5%	5.0%	NM	NM		NM	NM	NM	1.7%
EPS (a)	$2.77	$3.06	$(1.76)	$(2.31)	NA	$(0.95)	$(0.18)	$(0.06)	$0.60
% Growth	52.9%	10.7%	NM	NM		NM	NM	NM	NM
D&A	$22.7	$24.2	$25.0	$23.6	4.9%	$22.9	$26.0	$26.0	$26.0
of Revenue	6.2%	4.5%	6.2%	7.1%		6.6%	7.1%	6.9%	6.1%
EBITDA	$60.2	$82.2	$5.3	$(6.6)	(70.3%)	$14.1	$30.4	$32.6	$45.2
% of Revenue	16.5%	15.2%	1.3%	NM		4.1%	8.3%	8.6%	10.6%

Balance Sheet Data	9/30/02
Cash & Cash Equivalents	$53.7
Total Debt	104.3
Common Shareholders’ Equity	178.1

Leverage Statistics	LTM
Debt / Total Capitalization	36.9%
Debt / Mkt. Cap.	57.6%
Debt / EBITDA	NM
EBITDA / Net. Interest Expense	NM

Source: Public company filings and company forecasts.

(a)          Semiconductor revenue differs from reported segments - includes InVision revenue, includes Metal and Assembly, excludes semiconductor-related ceramics.

CoorsTek Financial Summary—Quarterly

($ in millions, except per share data)

	2002E
	Q1A	Q2A	Q3A	Initial Q4E	Revised Q4E	Revised FY
Revenue	$74.5	$90.2	$99.6	$87.7	$82.7	$347.0
% Growth	6.3%	21.1%	10.4%	(11.9)%	(16.9)%	(13.3)%
Gross Profit	$7.3	$13.7	$16.7	$12.4	$9.5	$47.2
% of Revenue	9.7%	15.1%	16.8%	14.2%	11.5%	13.6%
R&D	2.3	2.7	2.8	2.2	2.2	10.1
% of Revenue	3.2%	3.0%	2.8%	2.6%	2.7%	2.9%
SG&A	10.4	12.1	11.3	12.0	12.0	45.9
% of Revenue	14.0%	13.4%	11.3%	13.7%	14.6%	13.2%
Total Operating Expenses	$12.8	$14.9	$14.0	$14.3	$14.3	$56.0
% of Revenue	17.1%	16.5%	14.1%	16.3%	17.3%	16.1%
Operating Income	$(5.5)	$(1.2)	$2.7	$(1.8)	$(4.8)	$(8.8)
% of Revenue	NM	NM	2.7%	NM	NM	NM
Net Income	$(4.8)	$(2.3)	$0.4	$(2.3)	$(4.2)	$(10.8)
% of Revenue	NM	NM	0.4%	NM	NM	NM
EPS	$(0.45)	$(0.20)	$0.04	$(0.18)	$(0.35)	$(0.95)
% Growth	NA	NA	NA	NA	NA	NM
Depreciation & Amortization	$5.4	$5.3	$6.2	$6.0	$6.0	$22.9
% of Revenue	7.2%	5.8%	6.2%	6.8%	7.3%	6.6%
EBITDA	$(0.1)	$4.1	$8.9	$4.2	$1.2	$14.1
% of Revenue	NM	4.5%	8.9%	4.7%	1.5%	4.1%

Source: Public company filings and management forecasts.

CoorsTek Financial Summary—Street Consensus

Q4 2002E

($ in millions)

	BAS 10/29/02	Bear Stearns 10/29/02	CIBC 10/30/02	FBR 10/30/02	Investec 10/30/02	Needham 10/30/02	Wells Fargo 10/30/02	Street Consensus	Management Projection
Revenues	$87.7	$87.1	$87.2	$89.6	$87.7	$86.0	$87.1	$87.5	$82.7

Gross Profit	12.5	13.1	14.8	13.7	NA	NA	NA	13.5	9.5
Operating Income	(1.3)	(0.7)	0.9	(0.2)	NA	NA	NA	(0.3)	(4.8)
Net Income	$(2.3)	(1.7)	$(0.8)	(1.4)	NA	NA	NA	$(1.6)	$(4.2)

EPS	$(0.19)	$(0.14)	$(0.07)	$(0.12)	$(0.13)	$(0.16)	$(0.13)	$(0.13)	$(0.35)

EBITDA	$4.9	NA	$7.4	$6.0	NA	NA	NA	$6.1	$1.2

FY 2003E

($ in millions)

	BAS 10/29/02	Bear Stearns 10/29/02	CIBC 10/30/02	FBR 10/30/02	Investec 10/30/02	Needham 10/30/02	Wells Fargo 10/30/02	Street Consensus		Management Projection
Revenues	$359.0	$400.6	$364.4	$381.0	$420.0	$355.0	$460.0	$391.4		$366.0
Gross Profit	59.6	84.7	62.1	NA	NA	NA	84.8	72.8		60.4
Operating Income	5.1	28.2	5.9	NA	NA	NA	27.8	16.8		4.4
Net Income (a)	$(1.9)	12.8	$(1.4)	NA	NA	NA	$11.4	$5.2		$(2.1)
EPS	$(0.15)	$1.05	$(0.11)	$(0.30)	$0.55	$(0.46)	$0.91	$0.21		$(0.18)

EBITDA	$30.0	NA	$31.9	NA	NA	NA	$52.7	$38.2		$30.4
Gross Margin	16.6%	21.1%	17.0%	NA	NA	NA	18.4%	18.	%	16.5%
Operating Margin	1.4%	7.0%	1.6%	NA	NA	NA	6.1%	4.3%		1.2%

Source: Wall Street research.

(a)          Excludes extraordinary and one-time charges.

B. Valuation Summary

Illustrative Reference Range Summary

(a) As of 11/11/02.

(b) As of 12/20/02.

Selected Reference Range Valuation Parameters

($ in millions, except per share data)

	CoorsTek	Relevant Multiple Range			Aggregate
	Statistics (a)	Low		High	Value Range				Implied Share Price (b)
Analysis of Selected Publicly Traded Companies
LTM Revenues	$334.4	0.60x	-	1.10x		$200.6	-	$367.8	$12.78	-	$27.03
CY02 Revenues	347.0	0.60x	-	1.10x		208.2	-	381.7	13.43	-	28.21
CY03 Revenues	366.0	0.60x	-	1.00x		219.6	-	366.0	14.40	-	26.87
CY03 Revenues Growth Case(c)	387.3	0.60x	-	1.00x		232.4	-	387.3	15.49	-	28.68
CY02 EBITDA	$14.1	9.00x	-	16.00x		$126.5	-	$224.9	$6.46	-	$14.85
CY03 EBITDA	30.4	8.00x	-		14.00x	243.4	-	426.0	16.42		31.98
CY03 EBITDA Growth Case (c) (d)	32.2	8.00x	-	14.00x		257.6		450.7	17.63	-	34.09
Book Value	178.1	1.10x	-	2.00x		$246.5	-	$406.8	$16.69	-	$30.34
Preliminary Reference Range									$15.00		$30.00
Analysis of Selected Precedent Transactions
LTM Revenues	$334.4	0.90x	-	1.00x		$301.0	-	$334.4	$21.33	-	$24.18
CY02 Revenues	347.0	0.90x	-	1.00x		312.3	-	347.0	22.30	-	25.25
CY03 Revenues	366.0	0.60x	-	1.05x		219.6	-	384.3	14.40	-	28.43
CY03 Revenues Growth Case (c)	387.3	0.60x	-	1.05x		232.4	-	406.6	15.49	-	30.33
Preliminary Reference Range									$17.00	-	$29.00
Premium Paid Analysis
CoorsTek Adjusted Stock Price (e)	$16.23	30.0%	-	80.0%					$21.10	-	$29.21
Last 1 Month (f)	15.42	30.0%	-	80.0%					20.05	-	27.76
Last 3 Months (f)	17.74	30.0%	-	80.0%					23.06	-	31.93
Preliminary Reference Range									$21.00	-	$30.00
Discounted Equity Value Analysis									$23.00	-	$29.00
Discounted Cash Flow Analysis									$20.00	-	$30.00
Sum of Parts Analysis									$17.00	-	$27.00

(a)  As per CoorsTek management estimates.

(b) Adjusted for $50.6 million of net debt per Form 10-Q dated 9/30/02.

(c)  Assumes 25% growth in the Semiconductor segment in 2003 and no growth in Advanced Materials, yielding an 11.6% aggregate growth.

(d) Based on EBITDA margin projected by management for CY03.

(e)  Adjusted for 5.2% increase in SOX from 11/11/02 to current.

(f)  As of 11/11/02.

C.    Valuation Detail

Discounted Equity Value Analysis

($in millions, except per share data)

Target CoorsTek Revenues	$500.0

Normalized CoorsTek LTM Revenue Multiple (a)	0.80x

Implied Target Enterprise Value	$400.0

Plus: Cash (c)	$53.7
Less: Debt (c)	$(104.3)

Implied Equity Value	$349.4

Current Fully Diluted Shares Outstanding (c)	11.737

Implied Value per Share	$29.77

CoorsTek Historical
And Projected Revenues (b)

CY00		$539.7
CY01		400.4
CY02		347.0
CY03		366.0
CY04	(A)	378.1
CY04	(B)	426.9

Illustrative Discount Rate	14.5%
Years to Achieve Target Revenues	2 Years	3 Years	4 Years	5 Years
Implied Revenue CAGR (from 2002)	20.0%	12.9%	9.6%	7.6%
Implied Current Share Price	$22.71	$19.83	$17.32	$15.13

(a) Based on last one year average LTM revenue multiple for CoorsTek.

(b) Historical revenues per CoorsTek’s SEC filings. Projections based on management estimates.

(c) Per Form 10-Q dated 9/30/02.

Discounted Equity Value Analysis

Analysis at various revenue targets—14.5% discount rate

Discounted Equity Value Analysis

Analysis at various revenue targets—14.5% discount rate

Discounted Equity Value Analysis

Value at various revenue targets and timing expectations

REVENUE TARGET: $500 MILLION

REVENUE TARGET: $600 MILLION

REVENUE TARGET: $550 MILLION

REVENUE TARGET: $650 MILLION

Note: Analysis performed at a 13.5% and 15.5% discount rate in each scenario.

CAGR calculated based on growth from 2002 revenue of $347.0 million and 2003 revenue of $366.0.

Multiple Selection—Revenue

	Analysis of Selected Publicly Traded Companies				Analysis of Selected Precedent Transactions
	LTM	CY02		CY03	LTM		NTM
Revenue Multiples
Advanced Materials Companies (a)	0.60x	0.60x		0.59	0.91x		0.61x
Semiconductor Capital Equipment Companies (b)	1.81x	1.96x		2.00x	2.20x		2.59x
Normalized-Estimated 60% Discount	0.73x	0.78x		0.80x	0.88x		1.04x
EMS Companies (c)	0.40x	0.38x		0.36x	0.95x		0.73x
Normalized-Estimated 35% Premium	0.55x	0.51x		0.48x	1.28x		0.99x

CoorsTek Average Multiple	LTM			NTM
3 Months	0.68x			0.52x
9 Months	1.13x			0.87x
18 Months	1.00x			1.03x

Selected Range—LTM		0.60x	-	1.10x	0.90x	-	1.00x
Selected Range—CY02		0.60x	-	1.10x	0.90x	-	1.00x
Selected Range—CY03		0.60x	-	1.00x	0.60x	-	1.05x

(a)   Based on median for comparable advanced material companies.

(b)   Based on median for comparable semiconductor capital equipment companies.

(c)   Based on the average of the medians for comparable large-cap and mid-cap EMS companies (excludes Sanmina-SCI).

Multiple Selection—EBITDA

Analysis of Selected
Publicly Traded Companies
	LTM	CY02		CY03
EBITDA Multiples
Advanced Materials Companies (a)	4.2x	2.8x		2.7x
Semiconductor Capital Equipment Companies (b)	19.7x	39.4x		36.6x
Estimated 60% Discount	7.9x	15.8x		14.6x
EMS Companies (c)	7.8x	8.1x		7.1x
CoorsTek Average Multiple	LTM			NTM
3 Months	NM			7.6x
9 Months	9.3x			11.0x
18 Months	8.1x			13.3x

BAS Selected Range—LTM (d)		NM	-	NM
BAS Selected Range—CY02		9.0x	-	16.0x
BAS Selected Range—CY03		8.0x	-	14.0x

(a) Based on median for comparable advanced material companies.

(b) Based on median for comparable semiconductor capital equipment companies.

(c) Based on the average of the medians for comparable large-cap and mid-cap EMS companies (excludes Sanmina-SCI).

(d) Not meaningful given CoorsTek's negative LTM EBITDA.

Multiple Selection—Book Value

Book Value Multiples
Advanced Materials Companies (a)			0.86x
Semiconductor Capital Equipment Companies (b)			1.91x
Estimated 20.0% Discount			1.53x
EMS Companies (c)			0.95x
Estimated 20.0% Premium			1.14x
CoorsTek Average Multiple
3 Months			0.98x
9 Months			1.79x
18 Months			1.73x

BAS Selected Range	1.10x	-	2.00x

(a) Based on median for comparable advanced material companies.

(b) Based on median for comparable semiconductor capital equipment companies.

(c) Based on the average of the medians for comparable large-cap and mid-cap EMS companies (excludes Sanmina-SCI).

Summary Publicly Traded Company Comparables

	Agg. Value / Rev.						Agg. Value / EBITDA						P/E						Price /
Company	LTM		CY’02E		CY’03E		LTM		CY’02E		CY’03E		LTM		CY’02E		CY’03E		Book

Advanced Materials Companies
High	1.23	x	1.15	x	1.11	x	10.5	x	8.6	x	8.1	x	37.6	x	29.7	x	25.1	x	1.55	x
Average	0.64		0.62		0.58		5.1		3.8		3.6		21.8		13.2		12.0		0.91
Median	0.60		0.60		0.59		4.2		2.8		2.7		23.7		7.9		9.3		0.86
Low	0.09		0.09		0.09		1.0		0.9		0.9		1.9		3.0		5.0		0.26

Semi-Cap Equipment Companies
High	2.75	x	2.75	x	2.65	x	19.7	x	59.1	x	84.7	x	NM		78.1	x	69.5	x	2.88	x
Average	1.81		1.80		1.80		19.7		39.4		39.1		NM		78.1		69.5		1.83
Median	1.81		1.96		2.00		19.7		39.4		36.6		NM		78.1		69.5		1.91
Low	1.06		0.99		0.85		19.7		19.7		9.8		NM		78.1		69.5		1.26

Large Cap EMS Companies
High	0.98	x	0.98	x	0.71	x	16.5	x	16.5	x	9.2	x	50.6	x	57.9	x	33.8	x	2.44	x
Average	0.46		0.47		0.42		9.8		10.0		7.3		29.5		33.4		22.3		1.09
Median	0.36		0.36		0.35		8.3		8.3		7.2		27.3		30.0		21.1		0.87
Low	0.27		0.30		0.32		4.5		5.5		5.6		13.0		16.0		15.9		0.55

Mid Cap EMS Companies
High	1.11	x	1.11	x	0.95	x	12.9	x	11.7	x	6.1	x	85.3	x	53.4	x	37.1	x	1.60	x
Average	0.60		0.61		0.53		6.8		6.9		4.9		43.3		30.7		23.9		1.09
Median	0.44		0.39		0.35		5.7		6.2		5.2		37.8		21.0		19.9		0.97
Low	0.16		0.17		0.16		3.0		3.3		3.1		12.2		17.9		18.5		0.62

CoorsTek ($15.42 as of 11/11/02)	0.69	x	0.67	x	0.63	x	NM		16.5	x	7.6	x	NM		NM		NM		1.02	x
CoorsTek Adjusted ($16.23)	0.72	x	0.69	x	0.66	x	NM		17.2	x	7.9	x	NM		NM		NM		1.07	x
CoorsTek ($26.00 Offer Price)	1.07	x	1.03	x	0.98	x	NM		25.4	x	11.8	x	NM		NM		NM		1.72	x

Source: Projections are from Wall Street research. Historicals are from company SEC filings.

Summary Precedent Transaction Analysis

	Agg. Value / Rev.				Agg. Value / EBITDA				P/E
Company	LTM		NTM		LTM		NTM		LTM		NTM
Advanced Materials
High	2.59	x	0.71	x	11.4	x	7.4	x	NA		NA
Average	1.05		0.53		7.8		7.4		NA		NA
Median	0.91		0.61		7.1		7.4		NA		NA
Low	0.46		0.27		5.3		7.4		NA		NA

Semiconductor Capital Equipment
High	11.00	x	10.91	x	11.9	x	13.6	x	26.0	x	35.9	x
Average	3.24		4.04		9.7		13.6		20.8		34.1
Median	1.96		1.82		4.6		13.6		20.1		34.1
Low	0.72		1.73		8.1		13.6		16.4		32.3

EMS
High	1.89	x	1.41	x	19.9	x	24.0	x	35.7	x	27.1	x
Average	0.99		0.75		12.2		16.9		22.3		19.6
Median	0.95		0.73		11.4		15.2		20.0		19.9
Low	0.25		0.33		7.4		11.5		8.4		11.6

CoorsTek ($15.42 as of 11/11/02)	0.69	x	0.63	x	NM		7.6	x	NM		NM
CoorsTek Adjusted ($16.23)	0.72		0.66		NM		7.9	x	NM		NM
CoorsTek ($26.00 Offer Price)	1.07		0.98		NM		11.8	x	NM		NM

NOTE: CoorsTek NTM multiples are based on CY03 multiples.

Summary Premiums Paid Analysis

ALL TRANSACTIONS	Premium to Average Stock Price Prior to Announcement
	1 Day	1 Week	1 Month	3 Months
	Average
Technology Deals—$50MM - $1,000MM
2002 to Current (25 Deals)
Mean	47.2%	48.7%	50.9%	58.5%
Median	31.9%	38.4%	37.7%	40.1%
2001 to Current (60 Deals)
Mean	45.2%	47.9%	52.8%	55.5%
Median	38.6%	39.2%	50.6%	46.7%
Technology Deals—$200MM - $500MM
2002 to Current (8 Deals)
Mean	31.6%	34.8%	36.3%	35.5%
Median	16.6%	21.6%	27.4%	26.6%
2001 to Current (13 Deals)
Mean	37.9%	41.3%	46.0%	45.1%
Median	37.3%	35.1%	50.5%	38.7%

100% CASH TRANSACTIONS	Premium to Average Stock Price
	Prior to Announcement
	1 Day	1 Week	1 Month	3 Months
	Average
Technology Deals—$50MM - $1,000MM
2002 to Current (9 Deals)
Mean	78.7%	81.5%	80.1%	86.2%
Median	61.2%	67.0%	66.5%	62.0%
2001 to Current (12 Deals)
Mean	52.8%	57.1%	65.2%	65.9%
Median	38.6%	42.5%	58.7%	62.0%
Technology Deals—$200MM - $500MM
2002 to Current (1 Deal)
Mean	75.1%	86.0%	81.9%	81.5%
Median	75.1%	86.0%	81.9%	81.5%
2001 to Current (6 Deals)
Mean	43.1%	47.3%	59.7%	55.5%
Median	41.8%	46.9%	58.3%	58.1%

Discounted Cash Flow Sensitivity Analysis

IMPLIED PRICE PER SHARE (a)

	Discount Rates
	10.0%	11.0%	12.0
Scenario A	$18.47	$14.55	$11.75
Scenario B	32.45	25.88	21.21
Scenario C	40.05	31.92	26.15

Note: Projections based on sum of Ceramics and Semiconductor businesses.

For Ceramics, assumes EBITDA margin of 16% from 2004 onwards. Depreciation kept constant. Capital expenditures based on a constant percentage of capital expenditures / sales. Change in net working investment calculated as 18% of change in revenue.

For Semiconductor business, EBITDA margin as provided by CoorsTek management. Depreciation kept constant. Capital expenditures based on a constant percentage of capital expenditures / sales. Change in net working investment calculated as 15% of change in revenue. Scenario A assumes liquidation of semiconductor business in 2007.

(a)                    Assumes a normalized level of unlevered free cash flows taking into account equalized depreciation and capital expenditures. Terminal value based on perpetuity growth of 5%.

Sum of Parts Valuation Summary

($ in millions)

		Multiple Range				Implied Aggregate Value
	Statistics (a)	Low		High		Low		High
SEMICONDUCTORS
Analysis of Selected Publicly Traded Companies
CY02 Revenues	$103.5	0.80x	-	1.20x		$82.8	-	$124.2
CY03 Revenues	109.2	0.80x	-	1.20x		87.4	-	131.0
CY03 Revenues @ 25.0% Annual Growth	129.3	0.80x	-	1.20x		103.5	-	155.2
Analysis of Selected Precedent Transactions
CY02 Revenues	$103.5	0.90x	-	1.10	x	$93.1	-	$113.8
CY03 Revenues	109.2	0.90x	-	1.10	x	98.3	-	120.1
CY03 Revenues @ 25.0% Annual Growth	129.3	0.90x	-	1.10	x	116.4	-	142.3
Discounted Cash Flow Analysis						$50.0	-	$100.0
Average						$90.2	-	$126.7
Implied Aggregate Value Per Share						$7.68	-	$10.79
CERAMICS
Analysis of Selected Publicly Traded Companies
CY02 Revenues	$243.5	0.60x	-	1.00x		$146.1	-	$243.5
CY03 Revenues	256.8	0.55x	-	1.00x		141.2	-	256.8
CY02 EBITDA	27.6	4.00x	-	6.00x		110.6	-	165.8
CY03 EBITDA	37.7	4.00x	-	6.00x		150.7	-	226.0

Analysis of Selected Precedent Transactions
CY02 Revenues	$243.5	0.80x	-	1.00x		$194.8	-	$243.5
CY03 Revenues	256.8	0.50x	-	0.70x		$128.4	-	$179.8

Discounted Cash Flow Analysis						$250.0		$350.0

Average						$160.3		$237.9
Implied Aggregate Value Per Share						$13.65		$20.27

SUMMARY

	Low		High
Aggregate Value—Semiconductors	$90.2	-	$126.7
Aggregate Value—Ceramics	160.3	-	237.9
Total Aggregate Value	$250.5	-	$364.6
Add: Cash	53.7	-	53.7
Less: Debt	(104.3	)-	(104.3)
Implied Equity Value	$199.9	-	$314.0
Fully Diluted Shares	11.737	-	11.737
Implied Equity Value Per Share	$17.03	-	$26.75
Net Debt Per Share	$4.31	-	$4.31
Aggregate Value Per Share	$21.34	-	$31.06
Agg. Value Per Share—Semiconductors	$7.68	-	$10.79
Agg. Value Per Share—Ceramics	$13.65	-	$20.27

(a)  Based on management projections.

After Tax Proceeds on Sale

($ in millions)

	Semiconductor			Ceramics
	Low		High	Low		High
Taxes on Sales
Estimated Sale Price	$90.2	-	$126.7	$160.3	-	$237.9
Less: Transaction Costs (a)	(0.9)	-	(1.3)	(1.6)	-	(2.4)
Less: Tax Basis (b)	(15.7)	-	(15.7)	(74.3)	-	(74.3)
Taxable Amount	$73.6	-	$109.6	$84.3	-	$161.2
Taxes @ 40.0%	$29.4	-	$43.9	$33.7	-	$64.5
After-Tax Proceeds		-			-
Estimated Sale Price	$90.2	-	$126.7	$160.3	-	$237.9
Less: Transaction Costs (a)	(0.9)	-	(1.3)	(1.6)	-	(2.4)
Less: Taxes	(29.4)	-	(43.9)	(33.7)	-	(64.5)
After-Tax Proceeds	$59.9	-	$81.5	$124.9	-	$171.0
Value of Residual Entity		-			-
Assumed Value	$160.3	-	$237.9	$90.2	-	$126.7
Total Value to Shareholders	$220.1	-	$319.4	$215.1	-	$297.7
Add: Cash	53.7	-	53.7	53.7	-	53.7
Less: Debt	(104.3)	-	(104.3)	(104.3)	-	(104.3)
Implied Equity Value	$169.5	-	$268.8	$164.5	-	$247.1
Fully Diluted Shares	11.737	-	11.737	11.737	-	11.737
Implied Value per Share	$14.44	-	$22.91	$14.02	-	$21.05

(a) Assumed to be 1% of estimated sale price.

(b) As per CoorsTek management.

Discounted Cash Flow Sensitivity Analysis

CERAMICS

	Revenue Growth Rate					CAGR
	2003	2004	2005	2006	2007	2002-07

Scenario A	5.5%	6.0%	7.5%	7.5%	7.5%	6.8%
	$256.8	$272.3	$292.7	$314.7	$338.3

Scenario B	5.5%	13.8%	15.0%	10.0%	10.0%	10.8%
	$256.8	$292.2	$336.0	$369.6	$406.6

Scenario C	10.0%	15.0%	15.0%	10.0%	10.0%	12.0%
	$267.9	$308.1	$354.3	$389.7	$428.7

IMPLIED AGGREGATE VALUE (a)
	Discount Rates
	9.0%		10.0%		11.0%

Scenario A	$311.5		$262.4		$227.3

Scenario B	368.7		307.2		263.3

Scenario C	396.5		329.7		282.1

IMPLIED AGGREGATE VALUE PER SHARE (a)

	Discount Rates
	9.0%		10.0%		11.0%

Scenario A	$26.54		$22.36		$19.37

Scenario B	31.41		26.17		22.43

Scenario C	33.78		28.09		24.04

SEMICONDUCTORS
	Revenue Growth Rate					CAGR
	2003	2004	2005	2006	2007	2002-07

Scenario A	5.5%	(3.1)%	15.0%	15.0%	15.0%	9.2%
	$109.2	$105.8	$121.7	$139.9	$160.9

Scenario B	5.5%	23.3%	40.0%	20.0%	20.0%	21.3%
	$109.2	$134.7	$188.6	$226.3	$271.5

Scenario C	10.0%	40.0%	40.0%	25.0%	25.0%	27.5%
	$113.8	$159.3	$223.1	$278.8	$348.5

IMPLIED AGGREGATE VALUE (b)
	Discount Rates
	11.0%		12.0%		13.0%

Scenario A	$(48.4)		$(47.2)		$(46.1)

Scenario B	70.6		53.4		41.3

Scenario C	130.5		100.6		79.5

IMPLIED AGGREGATE VALUE PER SHARE (b)
	Discount Rates
	11.0%		12.0%		13.0%
Scenario A	$(4.12)		$(4.02)		$(3.92)

Scenario B	6.02		4.55		3.52

Scenario C	11.12		8.57		6.77

(a)               Assumes EBITDA margin of 16% from 2004 onwards. Depreciation kept constant. Capital expenditures based on a constant percentage of capital expenditures/ sales. Change in net working investment calculated as 18% of change in revenue. Assumes a normalized level of unlevered free cash flows taking into account equalized depreciation and capital expenditures. Terminal value based on perpetuity growth of 4%.

(b)              EBITDA margin as provided by CoorsTek management. Depreciation kept constant. Capital expenditures based on a constant percentage of capital expenditures / sales. Scenario A assumes liquidation of semiconductor business in 2007. Change in net working investment calculated as 15% of change in revenue. Assumes a normalized level of unlevered free cash flows taking into account equalized depreciation and capital expenditures. Terminal value based on perpetuity growth of 6%. Assumes liquidation in 2007 for Scenario A.

WACC Analysis

Company	Leveraged Equity Beta (a)	Debt	Market Value of Preferred Equity	Market Value of Common Equity (b)	Debt/ Enterprise Value	Debt/ Equity	Unlevered Equity Beta

CoorsTek	1.42	104.31	—	180.98	36.6%	57.6%	1.04

Cost of Common Equity Calculation:	(calculated using the Capital Asset Pricing Model (CAPM)
Risk Free Rate, 10-Year T-Bond							3.95% (c)
Equity Market Risk Premium							7.40% (d)
Risk Free Rate +	(Levered Beta		X		Market Risk Premium)		= Cost of Equity
3.95%	1.42				7.40%		14.46%

Cost of Debt Calculation:	(based on estimated cost in today’s market)
Risk Free Rate, 10-Year T-Bond							3.95%
Effective Spread							3.55	% (e)
Current Cost of Debt for CoorsTek							7.50%
Effective Tax Rate							36.00%
Effective After-Tax Cost of Debt for CoorsTek							4.80%

Cost of Debt	Debt/ Enterprise Value	+	Cost of Equity	x	Equity/ Enterprise Value	=	WACC
4.80% x	36.56%		14.46%		63.44%		10.93%

(a)        Source: Bloomberg; Adjusted beta calculated for the two year period prior to 11/11/02 announcement of acquisition offer.

(b)       Market value based on $15.42 stock price prior to announcement of acquisition offer.

(c)        Treasury Rates as of 12/20/02.

(d)       Source: Ibbotson Associates.

(e)        Based on interest rate of CoorsTek’s $100mm of notes outstanding.